Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER REPORTS THIRDQUARTER
2004 FINANCIAL RESULTS

YEAR-OVER-YEAR OPERATING PROFIT UP 147%

YEAR-OVER-YEAR NET INCOME UP 184%

Irving, Texas, November 9, 2004, Magnum Hunter Resources, Inc. (NYSE:MHR) announced today financial and operating results for the third quarter and nine months ended September 30, 2004:

	Three Months Ended		Nine Month Ended
	09/30/04	09/30/03	09/30/04	09/30/03
Daily Mcfe Production Average	234,505	203,585	210,979	198,943
Average Mcfe Price Received (Net of Hedges)	$5.36	$3.90	$5.22	$3.89
Daily Natural Gas Production Average (Mcf/d)	165,126	140,890	145,617	134,820
Daily Natural Gas Production Average (%)	70%	69%	69%	68%
Average Gas Price Received (Net of Hedges)	$5.09	$3.68	$5.13	$3.62
Daily Crude Oil Production Average (Bbl/d)	11,563	10,449	10,894	10,687
Average Crude Oil Price Received (Net of Hedges)	$35.85	$26.34	$32.57	$26.68
Total Operating Revenues (000's)	$128,460	$82,575	$338,874	$241,067
Cost of Early Debt Retirement (000's)	$12,250	$19	$12,250	$4,085
Tax Adjusted Cost of Early Debt Retirement Per Share (Diluted)	$0.09	$0.00	$0.10	$0.04
Net Income - (000's)	$18,964	$6,669	$61,456	$18,829
Income Per Common Share (Diluted)	$0.22	$0.10	$0.81	$0.28
Fully-Diluted Common Shares (MM's)	87.2	67.5	75.7	67.2

Third Quarter 2004 Financial Results

Magnum Hunter reported net income of $19.0 million ($0.22 per diluted share), after taxes, for the three months ended September 30, 2004, an increase of 184% as compared to net income of $6.7 million ($0.10 per diluted share), after taxes, for the three months ended September 30, 2003. During the third quarter of 2004, Magnum Hunter recorded a non-cash expense of $12.3 million (pre-tax) associated with the redemption of $105.0 million of the Company’s 9.6% Senior Notes during August 2004. The tax adjusted cost resultant from the redemption was $0.09 per fully-diluted share.

Beginning June 1, 2003, Magnum Hunter has been expensing the fair market value of stock options newly granted, modified or settled pursuant to FASB issued SFAS No. 123, and as allowed under the prospective method of SFAS No. 148. For the three months ended September 30, 2004, the Company recorded non-cash employee incentive compensation expense of $369 thousand, which is reflected in the company’s increased general and administrative expenses. The tax adjusted cost for this expense was less than $0.01 per diluted share for the three months ended September 30, 2004.

Total revenues for the third quarter of 2004 were $128.5 million, an increase of 56% over revenues of $82.6 million reported during the third quarter of 2003. Magnum Hunter reported an operating profit of $52.3 million during the third quarter of 2004. This represented a 147% increase over the similar period in 2003. Production lifting costs were $0.73 per Mcfe during the three months ended September 30, 2004. Based on management’s current estimate of growth in daily production in the range of 6% — 12% during 2004, Magnum Hunter anticipates production lifting costs to average in the $0.75 to $0.80 per Mcfe produced range for fiscal 2004.

Production volumes totaled 21.6 billion cubic feet equivalent (Bcfe) or 234.5 Mmcfe per day for the third quarter of 2004, an increase of 15% over production volumes reported during the third quarter of 2003. Natural gas production was 70% of total equivalent production volumes for the third quarter of 2004. The Company’s third quarter 2004 volumes were negatively impacted by approximately 9.2 Mmcfe per day due to Hurricane Ivan and related storm activity problems. All of Magnum Hunter’s pre-hurricane production volumes have been restored with the exception of Main Pass 263, which remains shut-in due to downstream host facility problems. Main Pass 263 represents approximately 1.5 Mmcfe per day of net daily production to Magnum Hunter. Magnum Hunter’s current net daily production rate is in the 250 Mmcfe per day range.

Natural gas prices realized by the Company were $5.09 per Mcf for the third quarter of 2004, compared to $3.68 per Mcf realized during the third quarter of 2003. Oil prices realized were $35.85 per barrel for the third quarter of 2004, compared to $26.34 per barrel realized during the third quarter of 2003. Both the natural gas and crude oil prices discussed above take into account the commodity price hedges that were in place during such periods.

First Nine Months of 2004 Financial Results

For the first nine months of 2004, net income was $61.5 million ($0.81 per diluted share), after taxes, as compared to net income of $18.8 million ($0.28 per diluted share), after taxes, for the nine months ended September 30, 2003, an increase of 226%. Costs associated with the August 2004 early retirement of $105 million of 9.6% Senior Notes reduced net income by $12.3 million (pre-tax) during the first nine months of 2004, or $0.10 per fully-diluted share when tax-adjusted. Last year, costs associated with the redemption of $80.4 million of 10% Senior Notes reduced net income by $4.1 million (pre-tax) during the first nine months of 2003, or $0.04 per diluted share when tax-adjusted. Additionally the first nine months of 2003 also reflect the non-cash loss from the adjustment of the net carrying value of an unconsolidated affiliate of $719 thousand (pre-tax), or $0.01 on a tax-adjusted basis per diluted share.

Effective June 1, 2003, Magnum Hunter began expensing the fair market value of stock options newly granted, modified or settled during 2003 pursuant to the FASB issued SFAS No. 123 and as allowed under the prospective method of SFAS No. 148. For the nine months ended September 30, 2004, the company recorded non-cash employee incentive compensation expense of $428 thousand, which is reflected in general and administrative expenses. The tax-adjusted cost for this expense was less than $0.01 per diluted share for the nine months ended September 30, 2004.

Total revenues for the first nine months of 2004 were $338.9 million compared to $241.1 million in the corresponding 2003 period, a 41% increase. Magnum Hunter reported an operating profit of $137.8 million during the first nine months of 2004. This represented an increase of $69.3 million or 101% over the similar period in 2003. Net cash provided by operating activities increased by $47.6 million or 33% to $191.4 million from $143.8 million reported at the end of the first nine months of 2003.

Oil and natural gas production was 57.8 Bcfe or 211.0 Mmcfe per day during the first nine months of 2004 compared to 54.3 Bcfe or 198.9 Mmcfe per day for the corresponding 2003 period, an increase of 6%. Natural gas production was 69% of total equivalent production volumes for the first nine months of 2004.

Natural gas prices realized by the Company were $5.13 per Mcf for the first nine months of 2004, compared to $3.62 per Mcf realized during the first nine months of 2003. Oil prices realized were $32.57 per barrel for the first nine months of 2004, compared to the $26.68 per barrel realized during the first nine months of 2003. Both the natural gas and crude oil prices discussed herein take into account the commodity price hedges that were in place during such periods.

Third Quarter 2003 Operating Results

Magnum Hunter participated in 47 new wells during the third quarter, 37 of which were located onshore and 10 wells were drilled offshore in the Gulf of Mexico. Of the 47 wells drilled, casing was set for production attempts on 46 wells, and there was one dry hole drilled offshore. This resulted in an overall success rate of 98%, and an offshore drilling success rate of 90%. Eight of the 47 wells were deemed exploratory, from which we made seven new discoveries, for an exploration success rate of 88%. Since entering the Gulf of Mexico in 1999, Magnum Hunter has successfully completed 103 wells out of 124 wells drilled, for an offshore drilling success rate of 83%. Also since 1999, the Company has drilled 85 wells for a 99% success rate in its Morrow/Atoka/Strawn play located in Southeastern New Mexico. Capital spent on the Company’s activities during the third quarter of 2004 was $70.5 million

Gulf of Mexico Activities

Highlights for the third quarter of 2004 in the Gulf of Mexico include a new discovery at East Cameron 282. Additionally, production was initiated on a number of prior offshore discoveries.

East Cameron 282 discovered gas in the Chris “S” section at a depth of approximately 13,600'. A platform and pipeline are being designed and will be installed before completion operations begin. We are anticipating first production sales in March 2005. Magnum Hunter owns a 30% working interest in the well.

South Marsh Island 113 is a 2-well field development that was discovered in the second quarter. Pipeline installation is nearing completion and the wells have been completed and tested. Combined test rates total 15 Mmcf plus 115 barrels of oil per day. First sales should begin later this month. Magnum Hunter owns a 50% working interest in the wells.

Well completions and production facility installations were finalized during the third quarter on 12 new wells located on 10 separate OCS blocks, resulting in new gas deliveries and increased production from our offshore properties up to 85 Mmcfe per day, net to Magnum Hunter’s interest.

Southeast New Mexico Activities

Onshore highlights continue to center on the Company’s continuous and expanded drilling program for the Morrow/Atoka/Strawn formations in Southeast New Mexico. We increased our operated rig count from two to three drilling rigs during September. Additionally, we spudded and were drilling four outside operated wells during the third quarter in this region.

The J.M. Gates Fed #2 located in Eddy County, New Mexico, encountered gas pay from the Strawn and a total of four Morrow sands with a total productive interval of approximately 60 feet. The well was completed as a dual completion with combined initial daily production of 5.8 Mmcfe. Magnum Hunter owns a 50% working interest in the well.

The White City Penn 29 #3 encountered five Morrow sands with total net pay in excess of 100 feet. In addition, potential pay exists behind pipe in both the Strawn and Atoka formations. Initial rates of production from the Morrow completion has been 5 Mmcfe per day.

Other Significant Onshore Activities

In South Texas, we drilled the Earl Baker #8 in the Brazil Field of McMullen County, Texas. This well drilled to 13,200 feet encountered multiple sands, and is expected to begin sales by mid-November. The Earl Baker #7 has been producing since mid-August at rates between 10 and 14 Mmcfed. The Earl Baker #9 is drilling around 5000' and an Earl Baker #10 will likely be proposed prior to year-end. Magnum Hunter owns a 50% working interest and is the operator of this property.

On the Texas side of the Permian Basin, the Company has placed increased emphasis on its Southwest Westbrook Unit in Mitchell County. During 2004, we drilled 11 wells, and opened up the Upper Clearfork in several of the new wells drilled. Based upon the better than expected results, we opened the Upper Clearfork and fraced this zone in several existing wells. Production from the field has tripled over the past year, increasing from 400 Bopd to over 1200 Bopd. Magnum Hunter owns approximately 90% working interest and operates the unit, which was acquired in conjunction with a larger purchase in 1997.

Commodity Hedges

The Company continues to utilize commodity hedges as a means to provide a minimum base level of cash flow to meet anticipated capital requirements. During the third quarter of 2004, the Company had approximately 88.4 Mmcf per day hedged through cost-less collars with a weighted average floor price of $4.02 per Mmbtu and a weighted average ceiling price of $5.99 per Mmbtu. Approximately 54% of the Company’s third quarter 2004 natural gas production was hedged. For the remainder of 2004, Magnum Hunter has approximately 85.0 Mmcf per day hedged through cost-less collars with a weighted average floor price of $4.03 per Mmbtu and a weighted average ceiling price of $6.00 per Mmbtu.

On the crude oil side, the Company had 4,000 barrels per day hedged through cost-less collars with a weighted average floor price of $23.25 per barrel and a weighted average ceiling price of $28.36 per barrel during the third quarter of 2004. Approximately 35% of the Company’s third quarter 2004 crude oil production was hedged. For the remainder of 2004, Magnum Hunter has 4,000 barrels per day hedged through cost-less collars with a weighted average floor price of $23.25 per barrel and a weighted average ceiling price of $28.36 per barrel.

Management Comments

Responding to Magnum Hunter’s results and activities during the third quarter of 2004, Mr. Gary C. Evans, President and Chief Executive Officer of the Company stated, “The Company’s daily oil and gas production reached record levels during the third quarter and has been averaging over 250 Mmcfe per day thus far in the fourth quarter. Magnum Hunter also realized record commodity prices for our product sales along with a much improved hedge position that enabled us to receive significantly greater net margins. We continue to reduce our overall indebtedness with free cash flow and more importantly, remain on a mission to pay-off high cost debt whenever possible, such as the early redemption of $105 million in 9.6% Senior Notes called during the third quarter.

The Company received another $22.1 million in net proceeds during the quarter due to our equity underwriters exercising their over-allotments as a result of our successful June 30, 2004 equity offering that raised $147.2 million of new capital. Then in mid-October, our Company’s borrowing base with our 18-member senior bank group was expanded again this year to $525 million. With this capital placement and a much larger bank credit facility, we acquired an ownership interest in approximately 480 wells located in Southeast New Mexico for a total purchase price of $239.1 million and picked up 44,000 net acres of undeveloped leasehold mineral interests. Then in August, we agreed to acquire 171 producing wells located in the Permian Basin of West Texas for approximately $40 million or $0.78 per Mcfe on proved reserves only. This acquisition subsequently closed in late October.

Due to the growth experienced this year from a combination of drill bit activity and our successful acquisition efforts, Magnum Hunter recently achieved yet another milestone by reaching just over 1 trillion cubic feet equivalent in proven oil and gas reserves.

In early October, we announced the hiring of two investment banking firms to assist the Board of Directors in reviewing possible strategic alternatives available for the enhancement of shareholder value. In conjunction with that announcement, I also indicated my intent to retire as President and Chief Executive officer of the Company in April of next year along with the immediate relinquishment of the Chairmanship title to Mr. Jerry Box, an existing board member.”

Conference Call

A conference call will be hosted by the Senior Management of Magnum Hunter Resources, Inc. on Tuesday, November 9, 2004 at 10:00 a.m. central time. The subject of the conference call will be to discuss the financial and operating results of Magnum Hunter for the third quarter and nine months ended September 30, 2004. If you wish to participate in the call, please dial in toll free (800) 706-3079 at 9:50 a.m. central time on Tuesday, November 9, 2004. Should you wish to participate, there will be a Q & A session following the presentation by management.

International callers, please dial (706) 643-1963.

A Web Broadcast will also be available for listeners on the Magnum Hunter Web Site. Instructions are:

Go to www.magnumhunter.com
Go to Investor Relations
Go to Webcasts/Conference Calls

####

Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	$26,006	$18,693
Accounts receivable - trade, net of allowance of $4,315 and $4,331
respectively	73,866	46,716
Deferred income taxes, current	14,174	8,263
Deposits	1,391	2,713
Land held for sale	6,067	7,563
Prepaid drilling costs	8,801	8,770
Other current assets	11,065	7,619

Total Current Assets	141,370	100,337
Property, Plant, and Equipment
Oil and gas properties, full cost method
Unproved	89,693	110,467
Proved	1,734,623	1,292,388
Gas processing plants and pipelines	35,395	34,149
Other property	9,875	7,805

Total Property, Plant and Equipment	1,869,586	1,444,809
Accumulated depreciation, depletion, amortization and impairment	(435,068)	(348,926)

Net Property, Plant and Equipment	1,434,518	1,095,883

Other Assets
Deferred financing costs and other	12,167	13,205
Goodwill	56,467	56,467

Total Assets	$1,644,522	$1,265,892

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	$50,957	$28,793
Accrued interest	951	8,909
Accrued liabilities	17,300	11,228
Other current liabilities	7,893	8,802
Revenues payable	10,712	7,860
Suspended revenue payable	20,974	16,049
Derivative liabilities, current	37,423	21,853
Current maturities of long-term debt	2,884	2,009

Total Current Liabilities	149,094	105,503
Long-Term Liabilities
Long-term debt, less current maturities	663,114	595,503
Asset retirement obligations	37,519	32,489
Derivative liabilities, non-current	12,405	1,198
Deferred income taxes payable	169,861	141,000
Other non-current liabilities	460	523
Stockholders' Equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 216,000 designated as Series A; 80,000 issued and outstanding, liquidation
amount $0	1	1
Common Stock - $.002 par value; 200,000,000 shares authorized,
90,934,596 and 71,977,759 shares issued, respectively	182	144
Additional paid-in capital	609,900	429,446
Accumulated other comprehensive loss	(31,358)	(13,576)
Retained earnings	66,459	5,003
Common stock in deferred compensation plan, at cost (34,416 shares)	(192)	(192)
Unearned common stock in KSOP, at cost (1,156,302 and 1,012,203 shares,
respectively)	(7,883)	(6,110)

	637,109	414,716
Treasury stock, at cost (3,942,294 shares)	(25,040)	(25,040)

Total Stockholders' Equity	612,069	389,676

Total Liabilities and Stockholders' Equity	$1,644,522	$1,265,892

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating Revenues:
Oil and gas sales	$115,646	$73,390	$302,376	$211,450
Gas gathering, marketing and processing	10,332	8,075	30,168	26,515
Oil field services	2,482	1,110	6,330	3,102

Total Operating Revenues	128,460	82,575	338,874	241,067

Operating Costs and Expenses:
Oil and gas production lifting costs	15,695	16,463	43,853	42,909
Production taxes and other costs	11,898	7,976	29,846	25,083
Gas gathering, marketing and processing	7,128	5,832	21,046	19,260
Oil field services	1,411	724	3,755	2,174
Depreciation, depletion, amortization and accretion	35,226	26,682	88,351	73,184
Gain on sale of assets	(116)	(12)	(264)	(152)
General and administrative	4,963	3,757	14,461	10,098

Total Operating Costs and Expenses	76,205	61,422	201,048	172,556

Operating Profit	52,255	21,153	137,826	68,511
Equity in gain (loss) of affiliate	--	173	--	(64)
Other income	67	231	2,293	609
Non-cash hedging adjustments	351	701	815	1,237
Costs associated with early retirement of debt	(12,250)	(19)	(12,250)	(4,085)
Interest expense	(9,302)	(11,483)	(28,618)	(36,445)

Income Before Income Tax	31,121	10,756	100,066	29,763
Provision for income tax expense
Current	(669)	--	(1,441)	--
Deferred	(11,488)	(4,087)	(37,169)	(11,333)

Total Provision for Income Tax Expense	(12,157)	(4,087)	(38,610)	(11,333)

Income Before Cumulative Effect of a Change in Accounting Principle	18,964	6,669	61,456	18,430
Cumulative effect of a change in accounting principle,
net of income tax expense of $244	--	--	--	399

Net Income	$18,964	$6,669	$61,456	$18,829

Income per Common Share - Basic
Income before cumulative effect of a change in
accounting principle	$0.22	$0.10	$0.83	$0.27
Cumulative effect of a change in accounting principle .	--	--	--	0.01

Income per Common Share - Basic	$0.22	$0.10	$0.83	$0.28

Income per Common Share - Diluted
Income before cumulative effect of a change in
accounting principle	$0.22	$0.10	$0.81	$0.27
Cumulative effect of a change in accounting principle .	--	--	--	0.01

Income per Common Share - Diluted	$0.22	$0.10	$0.81	$0.28

Common Shares Used in Per Share Calculation
Basic	85,451	66,007	73,925	66,205

Diluted	87,215	67,547	75,686	67,247

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$61,456	$18,829
Adjustments to reconcile net income to cash provided by operating activities:
Cumulative effect of a change in accounting principle	--	(399)
Depreciation, depletion, amortization and accretion	88,351	73,184
Amortization of deferred financing costs	1,998	1,779
Costs associated with early retirement of debt	12,250	4,085
Increase in allowance for doubtful accounts	361	--
Deferred income taxes	37,169	11,333
Equity in losses of unconsolidated affiliate	--	64
Excess of fair value over cost of shares released from KSOP	412	65
Gain on sale of assets	(264)	(152)
Minority interest in consolidated subsidiary	(63)	52
Non-cash hedging adjustments	(815)	(1,237)
Stock compensation	428	1,728
Changes in certain assets and liabilities:
Accounts receivable	(27,511)	3,846
Deposits and other current assets	(2,602)	8,013
Derivative liabilities	(996)
Accounts payable and accrued liabilities	22,728	14,788
(Payment) refund of income taxes	(1,508)	7,865

Net Cash Provided by Operating Activities	191,394	143,843

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets, net of purchase price adjustments	11,677	14,623
Additions to property and equipment	(194,696)	(144,243)
Cash paid for New Mexico property acquisition	(232,090)	--
Proceeds from sale of unconsolidated affiliate	--	5,160
Deposit of funds into escrow for pending acquisition of properties .	(2,023)	--
(Increase) decrease in other assets	(143)	46
Payment received on note receivable	350	--
Distribution from unconsolidated affiliate	--	1,510
Investment in unconsolidated affiliate	--	(600)

Net Cash Used in Investing Activities	(416,925)	(123,504)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	432,500	320,075
Redemption of notes payable	(115,080)	(77,292)
Fees paid related to financing activities	(913)	(456)
Payments of principal on debt and production payment	(259,014)	(253,202)
Increase in notes receivable from affiliate	--	(225)
Loan made to KSOP	(2,259)	(2,711)
Repayment of loan to KSOP	486	296
Proceeds from issuance of common stock	7,807	215
Proceeds from public offering of common stock, net of offering costs	169,317	--
Purchase of common stock for deferred compensation plan	--	(295)
Purchase of treasury stock	--	(7,413)
Increase in restricted cash for payment of notes payable	--	(227)

Net Cash Provided by (Used in) Financing Activities	232,844	(21,235)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,313	(896)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	18,693	3,069

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$26,006	$2,173

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$45,541	$44,750

Cash paid (refunded) for income taxes	$1,508	$(7,865)

Non-cash accruals for employee incentives	$2,319	$840